Exhibit 99.1
Baker Hughes Announces Pricing of $1.5 Billion of Senior Notes
HOUSTON, Texas — August 19, 2010. Baker Hughes Incorporated (NYSE:BHI) announced today that it has sold an aggregate principal amount of $1.5 billion 5.125% senior notes due 2040. Interest is payable on March 15 and September 15 of each year. The first interest payment will be made on March 15, 2011, and will consist of interest from closing to that date. The offering is expected to close on August 24, 2010, subject to customary closing conditions.
The company expects to use a portion of the net proceeds to repay, when due, at maturity or upon earlier redemption, $250 million aggregate principal amount of its outstanding 5.75% notes, which mature on June 1, 2011, and to pay back approximately $532 million of the company’s outstanding commercial paper. The company will use the remaining net proceeds for general corporate purposes, which could include funding on-going operations, business acquisitions and repurchases of the company’s common stock.
J.P. Morgan Securities Inc., Barclays Capital Inc., RBS Securities Inc. and UBS Securities LLC acted as joint book-running managers for the offering. Copies of the prospectus supplement and prospectus may be obtained from J.P. Morgan Securities Inc., Post-Sale Fulfillment, Broadridge-Information Distribution Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; Barclays Capital Inc., c/o Broadridge Integrated Prospectus Distribution, 1155 Long Island Avenue, New York, NY 11717, telephone: 1-888-603-5847, email: barclaysprospectus@broadridge.com; RBS Securities Inc., 600 Washington Boulevard, Stamford, CT 06901, Attention: Debt Capital Markets Syndicate, telephone: 1-866-884-2071; or UBS Securities LLC, 299 Park Avenue, New York, NY 10171, Attention: Prospectus Specialist, telephone: 1-877-827-6444 ext 561-3884. An electronic copy of the prospectus supplement and prospectus is expected to be available from the Securities and Exchange Commission’s website at www.sec.gov.
The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on May 8, 2009.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Baker Hughes Incorporated News Release	Page 2
Baker Hughes Announces Pricing of $1.5 Billion of Senior Notes

Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward-Looking Statement”). The word “will,” “expected,” and similar expressions, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements including the successful closing. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009; the company’s subsequent quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010; and those set forth from time to time in our other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement.
Baker Hughes provides reservoir consulting, drilling, pressure pumping, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
****